Exhibit 99.1

             Executives of Immunicon Corporation Adopt Rule 10b5-1
                         Pre-Arranged Stock Sales Plans

    HUNTINGDON VALLEY, Pa., Nov. 19 /PRNewswire-FirstCall/ -- Immunicon Corporation (Nasdaq: IMMC) announced today that its Senior Vice President, Finance and Administration, and Chief Financial Officer, James G. Murphy, its Senior Vice President, Research and Development, and Chief Scientific Officer, Leon W.M.M. Terstappen, M.D., Ph.D., and its Vice President- Operations, Michael Kagan, have adopted Rule 10b5-1 trading plans to sell portions of their company stock over time as part of their respective individual long-term strategies for asset diversification and tax planning. The stock trading plans are being set up in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934 and Immunicon's policies regarding stock transactions.

    Rule 10b5-1 permits corporate officers and directors to adopt written, pre-arranged stock trading plans when they are not in possession of material, non-public information. Using these plans, insiders can gradually diversify their investment portfolios and spread stock trades over a period of time regardless of any material, non-public information they may receive after adopting their plans. The transactions under these plans will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission.

    Mr. Murphy's plan covers the sale of up to 75,000 shares. Under the terms of the plan, sales can be made from time to time starting November 23, 2004 through April 18, 2005 and may be amended or terminated. Dr. Terstappen's plan covers the sale of up to 90,000 shares. Under the terms of the plan, sales can be made from time to time starting December 1, 2004 through June 1, 2005 and may be amended or terminated. Mr. Kagan's plan covers the sale of up to 70,000 shares. Under the terms of the plan, sales can be made from time to time starting January 1, 2005 through December 31, 2005 and may be amended or terminated.

    Other officers and directors of the Company may adopt Rule 10b5-1 plans in the future.


    About Immunicon Corporation

    Immunicon Corporation is developing and commercializing proprietary cell-based research and human diagnostic products with an initial focus on cancer disease management. The Company has developed platform technologies for selection and analysis of rare cells in blood, such as tumor cells. Immunicon's products and underlying technology platforms also have applications in the clinical development of cancer drugs and in cancer research and may have applications in other fields of medicine, such as cardiovascular and infectious disease.


    "Immunicon" and the Immunicon Corporation logo are registered trademarks of Immunicon Corporation. ALL RIGHTS RESERVED.


     Contact Information:                  Investors/Media:
     James G. Murphy                       The Ruth Group
     SVP of Finance & Administration, CFO  Greg Tiberend (media)646-536-7005
     215-830-0777 ext. 121                 gtiberend@theruthgroup.com
     jmurphy@immunicon.com                 John Quirk (investors) 646-536-7029
                                           jquirk@theruthgroup.com


SOURCE  Immunicon Corporation
    -0-                             11/19/2004
    /CONTACT: James G. Murphy, SVP of Finance & Administration, CFO, of Immunicon, +1-215-830-0777, ext. 121 or jmurphy@immunicon.com; or Investors/Media: Greg Tiberend (media) +1-646-536-7005, gtiberend@theruthgroup.com, or John Quirk (investors) +1-646-536-7029, jquirk@theruthgroup.com, both of The Ruth Group/
    (IMMC)

CO:  Immunicon Corporation
ST:  Pennsylvania
IN:  MTC HEA BIO
SU:  OFR

KO
-- NYF023 --
3288 11/19/2004 08:00 EST http://www.prnewswire.com